ASSET PURCHASE AGREEMENT

between

GREEN SPIRIT MENDOCINO, LLC

and

COASTAL PATIENT NETWORK

d/b/a The Green Room Wellness Center

a California not-for-profit mutual benefit corporation

dated as of

MARCH 7, 2018

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 7, 2018, is entered into by and between COASTAL PATIENT NETWORK d/b/a THE GREEN ROOM, a California not-for-profit mutual benefit corporation (the “Seller”), and GREEN SPIRIT MENDOCINO, LLC, a California limited liability company (“Buyer”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns and operates a cannabis dispensary, operating under the name “THE GREEN ROOM” located at 138 Main Street, Point Arena, CA 95468 (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in all of the assets (except as those described in Section 1.02) associated with and/or required to operate the Business, including, without limitation, the following assets:

(a) All of Seller’s cash, money market accounts, prepaid expenses, and other cash equivalents of Seller as of the Closing (as defined in Section 2.01) (the “Cash and Cash Equivalents”);

(b) All of Seller’s equipment, inventory, and office supplies as of the Closing (the “Equipment, Inventory and Supplies”);

(c) All of Seller’s accounts and accounts and receivable income as of and after the Closing (the “Receivables”);

(d) All governmental authorizations, pending applications, pending licenses therefor or renewals thereof, in each case to the extent transferable to Buyer (the “Governmental Licenses”);

(e) All of Seller’s rights in and to the trade name “The Green Room” for use in connection with a cannabis dispensary (the “Trade Name”); and

(f) All other intangible assets associated with the Business, including those assets described in Section 1.01 of the Disclosure Schedules, and the proprietary rights, phone numbers, trade secrets, the domain name thegreenroomcollective.org, business records, customer relationships, contracts and goodwill relating to the Business (the “Intangible Assets”);

(g) As defined herein, “Purchased Assets” refers to the Equipment, Inventory and Supplies, Trade Name and Intangible Assets as set forth in Section 1.01 of the Disclosure Schedules. The Purchased Assets shall be free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following: the domain name cannabismendocino.com (the “Excluded Assets”).

Section 1.03 No Liabilities. Except as specifically set forth herein, the Parties hereby acknowledge and agree that all other debts, claims, obligations and liabilities whatsoever of Seller shall be the sole responsibility of Seller, and that Buyer is not assuming, and shall not be obligated or deemed to assume, such debt, claim or liability of Seller or any debt, claim or liability associated with the Business or the Purchased Assets of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Three Hundred and Fifty Thousand Dollars ($350,000), which takes into account the non-refundable deposit in an amount equal to two percent (2%), or Seven Thousand Dollars ($7,000) held in escrow (the “Purchase Price”). Distributions for this sale will be $315,000 (which includes the $7,000 held in escrow) to Seller and $35,000 to the broker named in Section 3.12 herein, in full, at the Closing (as defined herein)accordance with this Section 1.04 and Section 2.01 herein, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.04 of the Disclosure Schedules. Subject to the terms and conditions set forth in Section 2.01 herein, the Purchase Price shall be paid as follows: (i) a nonrefundable payment of Thirty Five Thousand Dollars ($35,000) to Seller, which shall be triggered by the execution of this Agreement (“Initial Closing”) as defined herein, (ii) a nonrefundable payment of Two Hundred and Thirty Thousand Dollars ($230,000) to Seller upon Buyer obtaining local authorization for either medical or adult-use cannabis retail activities from the City of Point Arena (“Local Authorization”) (“Second Closing”) as defined herein, and (iii) a nonrefundable payment of Fifty Thousand Dollars ($50,000) to Seller upon the issuance of a State of California Temporary License to operate a Cannabis store front retail location at the subject property (“Final Closing”) as defined herein. Thirty Five Thousand Dollars ($35,000) in broker commissions shall be paid at the Final Closing as set forth in Section 3.12. Buyer agrees to use best efforts to satisfy all conditions of this Agreement in an expeditious manner, including obtaining a local and State authorizations as enumerated herein. Buyer shall deposit into escrow the balance of the Purchase Price upon execution of this Agreement, and all payments referenced in this Section 1.04 shall be tendered to Seller promptly after the triggering payment event. It is agreed between the Parties that upon the triggering events for payment noted in this Section 1.04 and Section 2.01 herein, that Seller will tender payments as agreed, and that no other basis (with the exception of fraud or material misrepresentation) shall exist to withhold payments as required for the Initial Closing, Second Closing or Final Closing.

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Section 1.05 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.05 of the Disclosure Schedules/as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation and generally accepted accounting principles.

Section 1.06 Training, Transition & Consulting. Buyer agrees and acknowledges that it is experienced in similar business to that of Seller and accepts minimal training, transitioning and consulting from Seller. For a period of up to 30 days following the Final Closing (as defined herein) (the “Transition Period”), Seller or Seller’s representative agrees to provide up to forty (40) hours of on-site training to Buyer and Buyer’s representatives at no additional cost, so as to convey the operational knowledge of the Business to enable the Buyer to become acquainted with the Business. Seller or Seller’s representative agree to be available to Buyer for additional training during the Transition Period as needed, at a rate of $45.00 USD per hour. All training is to be scheduled in advance at mutually convenient times and dates. Seller shall respond to phone calls and emails during the Transition period no later than within twenty-four hours.

Section 1.07 Agreement Not to Compete. As part of the consideration herein paid, the individuals named on the signature page hereto on behalf of Seller each covenant to Buyer stipulating that they each will not engage, either directly or indirectly, in the Retail Cannabis Business within a one hundred (100) mile radius of 138 Main Street, Point Arena, CA 95468, and will not solicit existing or previous business employees for a term of one (1) year from the date of Closing. As used herein, “Retail Cannabis Business” means a retail store front cannabis establishment and does not include other types of cannabis businesses.

Section 1.08 Withholding Tax. Buyer shall pay all sales and use taxes arising from the transfer of the Purchased Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the business. Buyer agrees to indemnify, defend, and hold Seller harmless from and against any liability for, or arising from, any taxes that are required to be paid by Buyer under this paragraph or for which Seller is not responsible under this paragraph. Buyer shall place an additional $212.63 in escrow for purposes of paying all taxes due pursuant to this section.

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Article II

Closing

Section 2.01

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur upon execution of this Agreement and the simultaneous exchange of signatures to all documents in the manner set forth herein and the occurrence of the Initial Closing, the Second Closing and the Final Closing as set forth in subparagraphs (a) through (c) of this Section 2.01 (collectively, the “Closing”). The Closing shall be held remotely via a simultaneous exchange of signatures to all documents required for the Closing by facsimile or .pdf (with original signatures to be sent for next business day delivery by an internationally recognized overnight courier). All matters at the Closing, including the effectiveness of this Agreement, shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and payments have been made and all deliveries of documents are completed (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. EST on the Closing Date. For the avoidance of doubt, the transactions contemplated by this Agreement shall be deemed complete only upon the occurrence of the Initial Closing, the Second Closing and the Final Closing as set forth in subparagraphs (a) through (c) of this Section 2.01, and title to cannabis, cannabis products or such related paraphernalia shall not pass to Buyer until Buy is in possession of all local and state temporary authorization necessary to purchase, store, sell and otherwise process cannabis for commercial purposes.

(b) Initial Closing. The Initial Closing shall occur upon execution of this Agreement and the simultaneous exchange of signatures to all documents in the manner set forth in this Section 2.01. At the Initial Closing, Buyer shall release Thirty Five Thousand Dollars ($35,000), of the Purchase Price to Seller in accordance with Section 1.04 hereof.

(c) Second Closing. The Second Closing shall occur once Buyer is awarded local authorization in the form of an annual permit from the City of Point Arena for the operation of a cannabis Retail Storefront for medical and/or adult-use cannabis. At the Second Closing, Buyer shall release Two Hundred and Thirty Thousand Dollars ($230,000) of the Purchase Price to Seller in accordance with Section 1.04 hereof.

(d) Final Closing. The Final Closing shall occur upon Buyer’s receipt of its temporary license from the State of California for the operation of a cannabis Retail Storefront for medical and/or adult-use cannabis. At the Final Closing, Buyer shall release Fifty Thousand Dollars ($50,000) of the Purchase Price to Seller in accordance with Section 1.04 hereof. Final Closing shall occur upon 100% distribution of the Purchase Price.

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Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) an assignment and bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, effecting and assignment and transferring the Purchased Assets to Buyer;

(ii) an assignment(s) in the form of Exhibit B hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Trade Name, the “THE GREEN ROOM”, and domain name registrations included in the Purchased Assets to Buyer;

(iii) copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules, including but not limited to a unanimous written consent of the board of directors of Seller approving and authorizing this Agreement;

(iv) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code duly executed by Seller;

(v) tax clearance certificates from the taxing authorities in the jurisdictions that impose taxes on Seller or where Seller has a duty to file tax returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any taxes owed by Seller in those jurisdictions;

(vi) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price;

(ii) copies of all consents and authorizations referred to in Section 4.02 of the Disclosure Schedules; and

(iii) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

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Article III

Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller that each such person would have reasonably obtained in the performance of each such person’s duties as an officer or director of the Company.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a not-for-profit mutual benefit corporation duly organized, validly existing and in good standing under the laws of the state of California. Pursuant to the Bylaws of Seller and in accordance with the California Corporations Code, Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, its board of its directors and its members. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the members of the board of directors of and on behalf of Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. To the best of Seller’s knowledge, no consent, approval, waiver or authorization is required to be obtained by Seller from any other person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Business Operations. Seller has not materially altered the conduct of its Business, and has not taken any action; made any sales, loans or liquidations outside the ordinary course of business; altered any business or accounting practices; changed business hours; or entered into any unusual transactions that are likely to have any adverse effect on the value of the business from the time of the Non-Binding Letter of Intent November 9, 2017 through the date of Closing.

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Section 3.04 Title to Purchased Assets. Seller has and will convey to Buyer good and marketable title to the Purchased Assets, free and clear of Encumbrances.

Section 3.05 Condition of Assets and Inventory. Subject to the express representations and warranties of Seller set forth in this Agreement, the Purchased Assets, inclusive of all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Purchased Assets, are being sold in an AS IS, WHERE IS condition and WITH ALL FAULTS as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller as to (i) the condition or state of repair of the Purchased Assets; (ii) the compliance or non-compliance of the Purchased Assets with any applicable laws, regulations, or ordinances; (iii) the value, expense of operation, or income potential of the Purchased Assets; or (iv) any other fact or condition which has or might affect the Purchased Assets or the condition, state of repair, compliance, value, expense of operation, or income potential of the Purchased Assets or any portion thereof. The parties agree that this Agreement has been entered into after full investigation by Buyer, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement.

Section 3.06 Taxes. Seller has in a timely manner filed, or will file in a timely manner, all federal, state and local tax returns relating to the Purchased Assets or the Business, including, but not limited to, those taxes with respect to income, property, worker’s compensation, employment, and unemployment, and has paid all taxes, penalties and interest on said returns or arising therefrom.

Section 3.07 Labor. To its best knowledge, Seller has acted in compliance with all applicable laws respecting employment and is not engaged in any unfair labor practice.

Section 3.08 Litigation. To the best of Seller’s knowledge, there is no pending or anticipated litigation, proceeding, investigation, controversy, judgment, order, writ, injunction or decree which would jeopardize the Business or Buyer’s title to the assets being sold.

Section 3.09 Marketable Condition. Seller represents to Buyer that it has no present knowledge of any forthcoming or significant changes within the cannabis industry, retail business or otherwise, within the City of Point Arena, County of Mendocino, State of California, that would materially and adversely alter Seller’s market position; provided that Buyer acknowledges it is aware of and has reviewed Ordinance No. 232 of the City Council of the City of Point Arena Amending and Updating Chapter 5.20 of the Point Arena Municipal Code Pertaining to the Regulation of Cannabis for Both Medical and Adult Use, which goes into effect on January 20, 2018, as well as Resolution 2017-21 regarding fees for Cannabis Business Licensing.

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Section 3.10 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Section 3.10(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller has used the Purchased IP on retail cannabis services since at least as early as April 20, 2016 in the City of Point Arena, Mendocino County, State of California (“IP Territory”). Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity.

(c) To the best of Seller’s knowledge, Seller’s prior and current use of the Purchased IP in the IP Territory has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any other person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. To the best of Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP within the IP Territory, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

Section 3.11 Permits. Section 3.11 of the Disclosure Schedules lists all permits, licenses, approvals, authorizations, and similar rights obtained from governmental authorities included in the Purchased Assets (the “Transferred Permits”). The Transferred Permits are valid and in full force and effect. All fees and charges with respect to such Transferred Permits as of the date hereof have been paid in full. To the best of Seller’s knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, or limitation of any Transferred Permit; provided that, Buyer acknowledges Transferred Permits may be temporary or annual in nature and thus subject to renewal in accordance with the laws and regulations of applicable jurisdictions, state and local.

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Section 3.12 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.13 Compliance With Laws. To the best of Seller’s knowledge, Seller has complied, and is now complying, with all applicable state and local laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.14 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the best of Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.15 Brokers. Except for GREENLIFE BUSINESS, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.16 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.17 Scope of Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability, or suitability as to any of the Purchased Assets, except those representations and warranties contained in this Section 3.

Article IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

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Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Financial Ability. Buyer has the funds available to purchase the Purchased Assets pursuant to the consideration provisions set forth under Sections 1.04 and 1.05 of this Agreement.

Section 4.06 Diligence in Obtaining Permits and License. Buyer has submitted local applications to secure medical and adult use cannabis permits from the City of Point Arena and is in the final stages of its submissions. Buyer shall work diligently to complete all requirements of the City until the local authorization is obtained. Upon receiving the local authorization, Buyer shall promptly and forthwith submit its application to the State of California for a Temporary store front cannabis license under MAUCRSA.

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Article V

Covenants

Section 5.01 Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

Section 5.02 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Article VI
Indemnification

Section 6.01 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all third-party claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

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(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Excluded Asset or Excluded Liability.

Section 6.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Assumed Liability, if any.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 6.05 Indemnity Cap. The parties acknowledge and agree that in no event shall Seller be required to indemnify Buyer in an amount exceeding the Purchase Price; provided, however, that there shall be no such limit in connection with any rights (a) to bring a claim, demand, suit or cause of action otherwise available based upon (i) any allegation or allegations that Seller had an intent to defraud or made a willful or intentional misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (ii) any claim by Buyer of any nature whatsoever based upon, arising out of or related to any Excluded Liability; or (b) to enforce any judgment of a court of competent jurisdiction in connection with any claim, demand, suit or cause of action describe in clause (a) of this Section 6.05.

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Section 6.06 Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Article VII
Miscellaneous

Section 7.01 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Should either party default in the performance of any of the terms or conditions of this Agreement, which default results in the filing of a lawsuit for damages, specific performance, or other permitted remedy, the prevailing party in such lawsuit shall be entitled to its reasonable legal fees and expenses, including such fees and expenses at the appellate level.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	ADDRESS:

131 A Stoney Circle, Suite 500

Santa Rosa, CA 95401

Facsimile:

E-mail:

Attention: Yarrow Jedidiah Ivy, CEO;

Walter Stillman, Secretary; Nathan Boucher, CFO

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with a copy to:	The Law Offices of Omar Figueroa

7770 Healdsburg Avenue

Sebastopol, California 95472

Facsimile: (707) 861-9187

E-mail: stacy@omarfigueroa.com

Attention: Stacy Hostetter

If to Buyer:	Cond. Madrid Suite 304, 1760 Loiza Street

San Juan, Puerto Rico 00911

Facsimile: (212) 930-9725

E-mail: tom@greenspiritrx.com

Attention: Thomas Gingerich

with a copy to:	Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Fl.

New York, NY 10036

Facsimile: (212) 930-9725

E-mail: dmocasio@srfkllp.com

Attention: Darrin M. Ocasio

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If application of this severability provision should materially and adversely affect the economic substance of the transactions contemplated hereby, the Party adversely impacted shall be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the party seeking such compensation.

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Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

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Section 7.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the state courts of the State of California, in each case located in the county of Mendocino, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.15 Force Majeure. Neither party will be liable for performance delays or for non-performance due to causes beyond its reasonable control, except for payment obligations.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COASTAL PATIENT NETWORK D/B/A THE GREEN ROOM WELNESS CENTER

By
Name:	Yarrow Jedidiah Ivy
Title:	Chief Executive Officer

By
Name:	Walter Stillman
Title:	Secretary

By
Name:	Nathan Boucher
Title:	Chief Financial Officer

GREEN SPIRIT MENDOCINO, LLC

By
Manager: Green Spirit Industries Inc.
Authorized Signatory: Les Ball, CEO

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Disclosure Schedules

Table of Contents

Section 1.01	Purchased Assets

Section 1.02	Excluded Assets

Section 1.03	Assumed Debts, Liabilities and Obligations

Section 1.04	Seller’s Wire Instructions

Section 1.05	Allocation of Purchase Price

Section 3.02	Seller’s consents and authorizations

Section 3.10(b)	Purchased IP

Section 3.11	Transferred Permits

Section 4.02	Buyer’s consents and authorizations

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SECTION 1.01

PURCHASED ASSETS

See attached.

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SECTION 1.02

EXCLUDED ASSETS

Domain name cannabismendocino.com

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SECTION 1.03

ASSUMED DEBTS, LIABILITIES AND OBLIGATIONS

None.

For the avoidance of doubt and without limiting the generality of the following, in no event shall Buyer assume any debts, liabilities and obligations of Seller, including but not limited to the following:

●	Invoices for utilities (i.e. water, electricity, internet, etc.) dated following the Closing but for services incurred prior to the Closing Date;

●	Any and all promissory notes, whether secured or unsecured, issued prior to the Closing Date;

●	Any and all consignment liabilities, incurred both prior to and after the Closing Date.

Seller shall coordinate with Buyer during transition to ensure that there is no interruption of services related to utilities, POS, and similar services effective as of Closing. Buyer will promptly put all applicable service contracts in its name. Any utility charges attributable to Seller during transition shall be reimbursed to Seller from Buyer.

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SECTION 1.04

WIRE INSTRUCTIONS

[SELLER’S WIRE INSTRUCTIONS]

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SECTION 1.05

ALLOCATION OF PURCHASE PRICE

See attached.

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SECTION 3.02

SELLER’S CONSENTS AND AUTHORIZATIONS

[SELLER TO INCLUDE/ATTACH]

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SECTION 3.10(B)

PURCHASED IP

●	The Green Room

●	www.thegreenroomcollective.com

25

SECTION 3.11

TRANSFERRED PERMITS

None.

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SECTION 4.02

BUYER’S CONSENTS AND AUTHORIZATIONS

[BUYER TO INCLUDE/ATTACH]

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EXHIBIT A

FORM OF ASSIGNMENT AND BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, COASTAL PATIENT NETWORK D/B/A THE GREEN ROOM, a not-for-profit California mutual benefit corporation, (“Assignor”), does hereby grant, bargain, transfer, sell, assign, convey and deliver to GREEN SPIRIT MENDOCINO, LLC, a California limited liability company, or its assigns (“Assignee”), free and clear of any and all liens, encumbrances, charges or claims, all right, title and interest in and to the Cash and Cash Equivalents, Equipment, Inventory, Supplies and Receivables as such terms are defined in the Asset Purchase Agreement between the parties of even date herewith. Assignor, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Assignee, at no additional cost to Assignor, Assignor will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Assignee in order to assign, transfer, set over, convey, assure and confirm unto and vest in Assignee, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Assignment and Bill of Sale.

This Assignment and Bill of Sale is being executed and delivered by Assignor pursuant to the terms of the Asset Purchase Agreement executed between the parties simultaneously herewith.

Executed effective as of the 7th day of March, 2018.

ASSIGNOR:

COASTAL PATIENT NETWORK
D/B/A THE GREEN ROOM WELLNESS CENTER

/s/
Name:	Yarrow Jedidiah Ivy
Title:	Chief Executive Officer

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EXHIBIT B

ASSIGNMENT OF INTANGIBLE ASSETS

This ASSIGNMENT OF INTANGIBLE ASSETS (the “Assignment”) is made effective as of the 7th day of March, 2018, by and between COASTAL PATIENT NETWORK D/B/A THE GREEN ROOM, a not-for-profit California mutual benefit corporation, (“Assignor”), and to GREEN SPIRIT MENDOCINO, LLC, a California limited liability company, or its assigns (“Assignee”).

R E C I T A L S

A. Pursuant to the Asset Purchase Agreement (the “Purchase Agreement”) of even date herewith, by and among Assignor and Assignee, Assignor is assigning the Assets (as defined in the Purchase Agreement) to Assignee.

B. Included within the Assets being assigned to Assignee, and subject to the terms of the Purchase Agreement, Assignor is also assigning to Assignee all of its rights, title and interest in and to the intangible assets associated with the Business of Assignor as further described in the Purchase Agreement, including the assets described on Schedule 1.01 to the Purchase Agreement, and the proprietary rights, phone numbers, trade secrets, the domain name thegreenroomcollective.org, business records, customer relationships, contracts and goodwill relating to the Business and all of Assignor’s rights in and to the trade name “THE GREEN ROOM” (collectively the “Intangible Assets”).

C. Pursuant to the terms of the Purchase Agreement, Assignor has agreed to transfer to Assignee all of the Intangible Assets, and Assignor now desires to enter into this Assignment in order to transfer such right, title and interest to Assignee.

NOW, THEREFORE, for and in consideration of the foregoing premises and the undertakings set forth below, Assignor hereby agrees as follows:

A G R E E M E N T

1. Assignor hereby grants, transfers, assigns and conveys to Assignee, absolutely and unconditionally, free and clear of all liens, encumbrances, mortgages or any other type of security interest, all of its right, title and interest in and to all of the Intangible Assets.

2. Assignor transfers such Intangible Assets to Assignee, its successors and assigns, to have and to hold to and for its and their own use and benefit forever. Assignor, for itself and its successors and assigns, hereby covenants that, from time to time after delivery of this instrument, at Assignee’s request and without further consideration, at no additional cost to Assignor, Assignor will execute and deliver, or will cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as Assignee reasonably may require (such as, but not limited to, assisting with the transfer of any business accounts, such as a telephone account) to more effectively vest in the Assignee the Intangible Assets and to put Assignee in possession of the Intangible Assets, and to do all other things and execute and deliver all other instruments and documents as may be required to effect the same.

3. This Assignment shall be construed in accordance with, and governed by, the laws of the State of California, without regard to its conflict of laws doctrine. Assignor consents and submits to the exclusive jurisdiction of the state courts located in Mendocino County, State of California, for any disputes or controversies arising out of this Assignment.

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IN WITNESS WHEREOF, Assignor has executed this Assignment effective as of the date first written above.

ASSIGNOR:

COASTAL PATIENT NETWORK
D/B/A THE GREEN ROOM WELLNESS CENTER

/s/
Name:	Yarrow Jedidiah Ivy
Title:	Chief Executive Officer

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